Exhibit 99.1

FOR IMMEDIATE RELEASE	PAGE 1 OF 2

UNITIL COMPLETES NEW HAMPSHIRE ELECTRIC RATE CASE

HAMPTON, NH, APRIL 27, 2011: Unitil Corporation (NYSE: UTL) (www.unitil.com) announced today that the New Hampshire Public Utilities Commission approved a rate settlement in the electric distribution rate case (Docket DE 10-055) filed by its utility subsidiary, Unitil Energy Systems, Inc., on April 15, 2010.

The settlement makes permanent a temporary rate increase of $5.2 million which went into effect on July 1, 2010. The settlement also provides for an additional rate increase of $5.0 million which goes into effect on May 1, 2011.

The settlement extends through May 1, 2016 and provides for a long-term rate plan and earnings sharing mechanism, with estimated future rate increases of $1.5 million, $1.9 million and $1.4 million to occur on May 1, 2012, May 1, 2013 and May 1, 2014, respectively, to support Unitil’s continued capital improvements to its distribution system. The rate plan allows Unitil to file for additional rate relief if its return on equity is less than seven percent and a sharing of earnings with customers if its return on equity is greater than ten percent in a calendar year. The settlement provides that Unitil’s authorized return on equity would remain at 9.67%, and that the Company will use a common equity ratio of 45.45% and an overall weighted cost of capital of 8.39% to determine changes to distribution rate levels.

The settlement approved Unitil’s proposal for an augmented vegetation management program and reliability enhancement program. Under the augmented vegetation management program, Unitil will be increasing its vegetation management spending from a current spending level of approximately $1.0 million to $3.1 million by 2013. Under the new reliability enhancement program, Unitil will spend $1.8 million annually towards targeted projects designed to enhance system reliability. The funding for both of these programs is included in the future rate increases discussed above.

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6 Liberty Lane West

Hampton, New Hampshire 03842

www.unitil.com

Ph: 603-772-0775    Fax: 603-773-6605

The settlement provides for recovery of deferred December 2008 ice storm and February 2010 wind storm costs of approximately $7.6 million, including carrying charges. These costs will be recovered over eight years in the form of a tariff surcharge. Finally, the settlement establishes a major storm reserve of $400,000 annually, which will be used to recover costs associated with responding to and recovering from future qualifying major storm events.

About Unitil Corporation

Unitil Corporation provides for the necessities of life, safely and reliably delivering natural gas and electricity throughout northern New England. We are committed to the communities we serve and to developing people, business practices, and technologies that lead to dependable, more efficient energy. Unitil Corporation is a public utility holding company with affiliates that include Unitil Energy Systems, Inc., Fitchburg Gas and Electric Light Company, Northern Utilities, Inc., and Granite State Gas Transmission, Inc. Together, Unitil’s operating utilities serve approximately 100,900 electric customers and 70,800 natural gas customers. Other subsidiaries include Unitil Service Corp. and Usource, Unitil’s non-regulated business segment. For more information about our people, technologies, and community involvement please visit www.unitil.com.

For more information please contact:

David Chong – Investor Relations

Phone: 603-773-6499

Email: chong@unitil.com

Alec O’Meara – Media Relations

Phone: 603-773-6404

Email: omeara@unitil.com